Exhibit 99.1

THE WENDY’S COMPANY ANNOUNCES ADDITION OF DENNIS KASS

AND MATTHEW PELTZ TO BOARD OF DIRECTORS

Dublin, Ohio (December 15, 2015) – The Wendy’s Company (NASDAQ: WEN) today announced that its Board of Directors has increased the size of the Board from 10 to 11 members and elected Dennis Kass to serve as a director of the Company, effective as of December 14, 2015. In addition, the Company announced that Ed Garden has resigned from the Board of Directors to devote more time to other commitments, including service on current and future boards. The Board has elected Matthew Peltz to fill the position vacated by Garden, effective as of December 14, 2015.

Kass currently is a member of the Board of Directors at Legg Mason, Inc., where he serves as a member of the finance, audit and compensation committees. He previously served as non-executive Chairman of Legg Mason from July 2013 until October 2014. Prior to his chairmanship at Legg Mason, Kass served for nine years as Chairman and Chief Executive Officer of Jennison Associates, LLC, until his retirement in 2012. Before joining Jennison, Kass spent 13 years with JP Morgan’s investment management unit, last serving as Vice Chairman and Chief Fiduciary Officer of JP Morgan Fleming Asset Management. Prior to joining JP Morgan in 1990, he was Vice President of the investment banking division at Goldman Sachs. Kass served in the Reagan administration as the Assistant Secretary of Labor for Pension and Welfare Benefits from 1985 to 1987 and was a Special Assistant to the President for Policy Development in the economic area from 1981 to 1982. He currently serves as an Advisory Partner of Trian Fund Management, L.P., and as a member of the Lockheed Martin Investment Management Company Advisory Board, the Investment Advisory Board of Cleveland Clinic Innovations and the Advisory Board for Finance and the Global Executive Board for the MIT Sloan School of Management.

Peltz is a Partner and has been a member of the Investment Team of Trian Fund Management, L.P. since January 2008. As a senior member of the Investment Team, he sources new investment ideas, leads due diligence on potential investments and focuses on portfolio construction, risk management and corporate governance matters. Prior to joining Trian, Peltz was with Goldman Sachs & Co. from May 2006 to January 2008, where he worked as an investment banking analyst, and subsequently joined Liberty Harbor, an affiliated multi-strategy hedge fund. He is a member of the Andover Development Board at Phillips Academy and previously served as a director of ARG Holding Corporation, the parent company of the Arby’s® restaurant brand, from September 2012 to December 2015.

David Schwab, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, said Kass and Peltz both provide the Wendy’s® Board with extensive financial expertise. “We are thrilled to have two individuals with Dennis’ and Matt’s impressive backgrounds and qualifications serve on our Board,” Schwab said. “We are especially excited about the strategic acumen and critical thinking skills that they both offer and believe they will provide a strong complement to the existing skill set of our Board members.”

On behalf of the Board and management, Emil Brolick, President and Chief Executive Officer of the Company, and Schwab said: “We would like to thank Ed Garden for his insights during his years of dedicated service to the Wendy’s Board of Directors. We have made tremendous progress as a brand since Ed joined our Board, and we wish him all the best in his future endeavors.”

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Investor contact:

David D. Poplar

Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Media contact:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com

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